Exhibit 99.2


               MEDCATH OPENS CATH LAB IN GASTONIA, NORTH CAROLINA


Charlotte, North Carolina (November 20, 1996) -- MedCath Incorporated (Nasdaq/NM: MCTH) today announced the opening of a new cath lab pursuant to a joint venture agreement with the 442-bed Gaston Memorial Hospital in Gastonia, North Carolina. The new lab provides in-house cardiology and cardiovascular services to the hospital.

         Gaston Memorial Hospital and its four resident cardiologists serve Gaston County and its population of over 175,000. The fixed-site cath lab has evolved from the hospital's successful mobile cath program and is a continuation of its efforts to provide a full range of in-house cardiology and cardiovascular services in Gaston County. Over the past six years, more than 3,600 diagnostic cardiac catheterizations have been performed at Gaston Memorial Hospital.

         Stephen R. Puckett, president of MedCath said, "I am pleased to announce this latest milestone in our long-standing relationship with Gaston Memorial Hospital. Over the past six years, MedCath and Gaston Memorial have successfully worked together to develop and expand the delivery of cardiology and cardiovascular care. The resulting increased demand for services has led to the recruitment of full-time invasive cardiologists to the area and the creation of a fixed-site lab. This facility is another example of MedCath's ability to create partnerships in order to deliver high quality, cost-effective cardiology services."

         MedCath Incorporated is a provider of cardiology and cardiovascular services through the operation of specialized facilities and the management of physician practices. The Company operates one specialty heart hospital and has four additional heart hospitals under development, manages three medical practices comprised of a total of 76 physicians, manages fixed-site cardiac diagnostic and therapeutic centers, and owns and operates mobile cardiac catheterization laboratories serving networks of hospitals.




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